Pool Corporation Executive Bonus Plan

The following is a description of the Pool Corporation Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, which requires a written description of a compensatory plan or arrangement when no formal document contains the compensation information.
Under the terms of each executive officer’s employment agreement, each executive officer is eligible to earn incentive bonuses. The purpose of the incentive bonuses is to promote the interests of our Company and our stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to help our company attract and retain key employees by providing attractive compensation opportunities linked to performance results. In addition, we utilize annual incentive bonuses to focus corporate behavior on the achievement of goals for growth, financial performance and other specific annual objectives.
Our Chief Executive Officer and the four most-highly-compensated executive officers besides our Chief Executive Officer (collectively, our “Named Executive Officers”), as well as other officers and certain key employees, are eligible to earn annual incentive bonuses in an amount equal to up to 100% of their base salary. Bonuses payable to our Named Executive Officers are annually approved by the Compensation Committee of our Board of Directors.
The annual cash bonuses paid to our Named Executive Officers are paid according to formulas that are based almost entirely on objective performance criteria with a small component being discretionary. On February 13, 2005, the Compensation Committee of our Board of Directors approved the following objective performance measures for calculation of Mr. Perez de la Mesa’s bonus: earnings per share, return on total assets, cash flow from operations, strategic planning and organizational development. Additionally, the Compensation Committee approved the following objective performance measures for calculation of Mr. Joslin’s bonus: earnings per share, return on total assets, cash flow from operations, expense management and certain operational and organizational objectives relating to treasury, investor relations, internal audit, tax, human resources, and business support.
On February 13, 2007, the Compensation Committee of our Board of Directors amended the objective performance measures for each of the following Named Executive Officers as follows: Mr. A. David Cook - earnings per share, operating profit, return on assets, complementary sales and gross margin, organization planning and development and certain sales and marketing program initiatives; Mr. John M. Murphy - earnings per share, gross margin, sales, complementary product sales and gross profit and certain global sourcing and supply related objectives; and Mr. Christopher W. Wilson - earnings per share, operating profit, return on assets, complementary sales and gross margin, organization planning and development and certain sales and marketing program initiatives.
These same performance measures will continue to be used for future years until changed by the Compensation Committee of our Board of Directors. Payment of bonuses (if any) is normally made in February after the end of the performance period during which the bonuses were earned.